Exhibit 99.1

IMPLANT SCIENCES RECEIVES NOTICE FROM AMEX REGARDING LISTING STANDARDS

WAKEFIELD, MA. April 14, 2008…Implant Sciences Corporation (AMEX: IMX), an established supplier of systems and sensors for the homeland security market and related industries, today announced it received notice, in a letter dated April 9, 2008, from the American Stock Exchange (AMEX) indicating the Company is not in compliance with certain conditions of the continued listing standards of Section 1003(a)(ii) and 1003(a)(iii) of the AMEX Company Guide.  Specifically, AMEX noted that the Company's stockholder's equity was i) less than $4,000,000 and losses from continuing operations and net losses were incurred in three out of its four most recent fiscal years fiscal years and ii) less than $6,000,000 and losses from continuing operations and net losses were incurred in its five most recent fiscal years.

The notice was based on a review by the AMEX of the company's Form 10-Q for the quarter ended December 31, 2007, which publicly disclosed the financial status of the Company at that time.  To maintain its AMEX listing, the Company must submit a plan by May 9, 2008 advising AMEX of the actions it has taken, or will take, which would bring the Company into compliance with the continued listing standards by October 9, 2009.  The Company intends to submit a compliance plan to AMEX on or before May 9, 2008.  The Company's common stock continues to trade on AMEX.

Phillip C. Thomas, CEO and President of Implant Sciences, stated, “Over the past year and a half, the Company formulated and began executing a restructuring and growth plan.  The plan has been to focus on our Security, Safety and Defense (SS&D) business while divesting those businesses which detracted from this focus.  It also includes investing in new related technologies.   Our recent acquisition of Ion Metrics is an example of how we plan to enhance our technology position and provide new product offerings in the SS&D marketplace.

As anticipated, the execution of this restructuring and growth plan has adversely affected our stockholders’ equity in the short-term.  We expect the formal compliance plan, which we will be filing with the Amex in the near future, should demonstrate the Company’s ability and intent to regain compliance with Amex listing standards before the October 9, 2009 deadline.”

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems, as well as provides services for the Security, Safety and Defense (SS&D) and microelectronics industries.  The Company has developed proprietary technologies used in its commercial portable and bench-top explosive trace detection (ETD) systems, which ship to a growing number of locations domestically and internationally.  The Company has also developed and acquired technologies using ion implantation and thin film coatings for microelectronics and other applications.  For further details on the Company and its products, please visit the Company’s website at www.implantsciences.com.

Safe Harbor Statement

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements are subject to risks and uncertainties, including but not limited to, the Company’s ability to successfully develop a compliance plan that will be satisfactory to the American Stock Exchange and, if accepted, execute upon the compliance plan so as to regain compliance with the Amex listing standards within the prescribed timeframes.  Such statements are based on management's current expectations and assumptions, which could differ materially from the forward-looking statements.

For further information, you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which describe risk factors that could have adverse effect on its results.  The Company assumes no obligation to update the information contained in this press release.

For further information contact:

Implant Sciences Corporation

Mozes Communications LLC
Kristine Mozes (781) 652-8875
kristine@mozescomm.com
www.mozescommunications.com